HILLS BANCORPORATION
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                              Three Months             Six Months
                                                             Ended June 30,          Ended June 30,
                                                          ---------------------   ---------------------
                                                            1999        1998        1999        1998
                                                          ---------------------   ---------------------

Weighted average number of shares outstanding (basic) .   1,484,525   1,467,754   1,476,139   1,467,754

Weighted average of potential dilutive shares
   attributable to stock options granted computed under
   the treasury stock method ..........................      11,871      20,563      16,217      21,931
                                                          ---------   ---------   ---------   ---------

Weighted average number of shares (diluted) ...........   1,496,396   1,488,317   1,492,356   1,489,685
                                                          =========   =========   =========   =========

Earnings Per Share:

   Net income (in thousands) ..........................   $   2,081   $   1,733   $   4,160   $   3,577
                                                          =========   =========   =========   =========

   Earnings per common share:
     Basic ............................................   $    1.40   $    1.18   $    2.80   $    2.44
                                                          =========   =========   =========   =========

     Diluted ..........................................        1.39        1.16        2.78        2.40
                                                          =========   =========   =========   =========